UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square

Wakefield, Massachusetts 01880

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On February 27, 2008, Edgewater Technology, Inc. (“Edgewater” or the “Company”) announced its financial results for the fourth quarter and full year ended December 31, 2007, and certain other information. A copy of the Company’s press release was furnished as Exhibit 99.1 in a Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 27, 2008.

Edgewater hosted its fourth quarter 2007 earnings conference call on February 27, 2008, during which the Company presented information regarding its financial results for the fourth quarter and full year ended December 31, 2007, together with certain other information (the “Earnings Call”). During the Earnings Call, the Company made certain statements with respect to 2008 service revenues we expect to derive from The Synapse Group, Inc. (“Synapse”).

The Company has historically provided services to Synapse related to infrastructure services, custom software development, and systems integration. During 2007, Edgewater generated service revenues from Synapse in the amount of $7.0 million. Our existing one-year services contract with Synapse, which was entered into in January of 2007, automatically extended through June 30, 2008, as per the terms of the contract, on January 1, 2008. Based on the automatic six-month renewal and the amount of services being currently performed, it is anticipated that Edgewater will provide ongoing services to Synapse throughout 2008 and such services are expected to generate approximately $3.5 million in revenue during 2008.

The information in this report is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2008

EDGEWATER TECHNOLOGY, INC.

	By:	/s/ Kevin R. Rhodes
	Name:	Kevin R. Rhodes
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)